Exhibit 99.1

For Further Information Contact

Harry J. Cynkus (404) 888-2922

For Immediate Release

Rollins Inc. to Participate in the Robert T. Baird Business Solutions Conference

Atlanta, GA, February 19, 2009 — Rollins, Inc. (NYSE:  ROL) announced today that the company will participate in the Robert T. Baird Business Solutions Conference, to be held February 25-26, 2009 at the Four Seasons Hotel in Boston, Massachusetts.

Harry Cynkus, Chief Financial Officer and Treasurer will make a presentation on Wednesday, February 25 at 4:25 p.m. EST.  The presentation will provide a corporate overview, highlight the services Rollins provides and discuss the most recent published financial results.   A copy of this presentation will be available on our web site at www.rollins.com on the date of the event.

About Rollins

Rollins, Inc. is a premier North American consumer and commercial services company. Through its wholly owned subsidiaries, Orkin, Inc., PCO Services, HomeTeam Pest Defense, Western Pest Services and The Industrial Fumigant Company, the Company provides essential pest control services and protection against termite damage, rodents and insects to over 2 million customers in the United States, Canada, Mexico, Central America, the Caribbean, the Middle East and Asia from over 500 locations. You can learn more about our subsidiaries by visiting our web sites at www.orkin.com, www.pestdefense.com, www.westernpest.com, www.indfumco.com, and www.rollins.com.  You can also find this and other news releases at www.rollins.com by accessing the news releases button.